Exhibit 99.1

CTC MEDIA COMPLETES SALE OF A 75% INTEREST IN ITS OPERATING BUSINESSES TO UTH RUSSIA

Moscow, Russia — December 24, 2015 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM) today announced that it has completed the sale of 75% of the outstanding participation interests in its subsidiary CTC Investments LLC (“CTC Investments”) to UTV-Management LLC (“UTH”), a leading private commercial television broadcaster in Russia. CTC Media had previously announced the entry into a definitive agreement with UTH for the transaction on September 25, 2015. The purchase price is up to approximately $200 million in cash, subject to certain post-closing adjustments. The Company has received $150 540 000 at closing. The final purchase price will reflect the performance of the business through the end of 2015 and specified indemnification obligations, and is expected to be determined by February 1, 2016. The Company’s stockholders approved the transaction at a special meeting convened on December 17, 2015.

Natasha Tsukanova, Co-Chairman of the Board of Directors, commented: “The completion of the sale to UTH of a controlling interest in our operating businesses is a significant achievement for CTC Media. The operating business will be in compliance with the Russian Mass Media Law restrictions that apply from January 1, 2016, and we will be able to focus our efforts on returning value to stockholders, which we hope to do in the first quarter of 2016. We believe that UTH is well positioned to build on CTC Media’s past successes and we hope to see the CTC group continue as the leading commercial broadcaster in Russia.”

Company Management

Following completion of the sale, Jean-Pierre Morel, a member of the Board of Directors of CTC Media, has been appointed to serve as Chief Executive Officer, Chief Financial Officer and Secretary of CTC Media, Inc. Mr. Morel will remain a member of the Board of Directors, but will cease to serve on the Company’s Audit, Compensation and Special Committees.

Chief Executive Officer, Yuliana Slashcheva, Chief Financial Officer, Stanislav Ploshchenko and Chief Legal Officer, Maksim Bobin will remain with the Russian companies of the CTC group, controlling the operating business in Russia and Kazakhstan, and will keep their positions following the closing of the sale.

Merger Transaction

The Company’s stockholders have also approved a previously-announced merger transaction to return value in cash to the Company’s stockholders (other than Telcrest, for so long as it remains subject to sanctions). Upon consummation of the merger, CTCM Merger Sub, Inc., the Company’s wholly owned subsidiary, would merge with and into the Company, with the Company surviving, and each holder of the Company’s outstanding common stock as of the effective time of the merger, other than Telcrest, will be entitled to receive cash consideration per share based on the aggregate amount of the Company’s available cash as of the time of the merger, based on the final purchase price under the sale transaction and the cash reserves that will be appropriate in light of potential liabilities at the time of closing. The shares of common stock held by Telcrest would remain outstanding following the merger, and Telcrest would be the Company’s sole stockholder. Following the merger, the Company would cease to be a publicly traded company.

Subject to receipt of a license from the Office of Foreign Assets Control of the U.S. Treasury Department and the satisfaction of necessary closing conditions, the Company expects the merger to complete in the first quarter of calendar year 2016.

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For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

+7 495 981 0740

ir@ctcmedia.ru

Media Relations

+7 (495) 785 63 47

pr@ctcmedia.ru